Exhibit 99.1

SmartRent Reports Fourth Quarter and Full Year 2025 Financial Results

Company Delivers Fourth Quarter 2025 Year-Over-Year Revenue Growth, Positive Adjusted EBITDA, and Maintains Strong Liquidity

Phoenix, Ariz., March 4, 2026 – (BUSINESS WIRE) – SmartRent, Inc. (NYSE: SMRT) (“SmartRent” or the “Company”), a leading provider of smart communities and operations solutions for the rental housing industry, today reported financial results for the three and twelve months ended December 31, 2025.

Fourth Quarter 2025 Highlights;

•
Total Revenue of $36.5 million, up 3% from prior year.
•
Annual Recurring Revenue ("ARR") increased by 13% year over year to $61.6 million, now representing 42% of total revenue.
•
Net loss aggregated $3.2 million compared with $11.4 million in the same quarter prior year. Improvement driven primarily by growth in ARR and lower costs attributable to the ongoing productivity program.
•
Adjusted EBITDA of $0.2 million, compared with $(7.4) million from the prior year.
•
Cash increased by $4.5 million, maintaining a strong liquidity position including $104.6 million in cash, and a fully undrawn $75 million credit facility.

Full Year 2025 Highlights;

•
Total Revenue of $152.3 million, down 13% from prior year, primarily due to 2024 bulk hardware sales with no current year counterpart.
•
Reduced total operating expenses by approximately $13.2 million, partially offset by the impact of lower hardware revenues.
•
Net loss increased to $60.6 million, which included the impact of a goodwill impairment charge of $24.9 million, compared with $33.6 million in the prior year.
•
Adjusted EBITDA was a loss of $16.4 million compared to a loss of $9.9 million in the prior year, primarily driven by operating losses incurred during the first half of 2025.

"The second half and specifically the fourth quarter of 2025 were periods of substantial progress for SmartRent. We continued to grow our Annual Recurring Revenue at double digit rates and, for the first time in seven quarters, in the fourth quarter, the Company delivered year-over-year total revenue growth. We returned to positive Adjusted EBITDA exiting the year, in line with the commitments made on previous earnings calls. " commented Frank Martell, President and CEO of SmartRent. "Importantly, we continued to expand our deployed base which now includes more than 890,000 Units Deployed, up 10% from the prior year. As we look forward to 2026, we expect to continue to significantly expand our deployed base as we capitalize on the investments we are making in our sales and technology organizations, as well as expanding platform capabilities and leveraging AI to deliver even greater ROI to property owners and operators."

Exhibit 99.1

“Our fourth quarter results were significantly improved, reflecting the decisive actions taken during the second half of the year to stabilize the business, invest in growth acceleration opportunities, and realign our cost structure,” said Daryl Stemm, Chief Financial Officer of SmartRent. “In line with our commitments, we achieved positive Adjusted EBITDA, and built our cash balance to $105 million in the fourth quarter."

Stemm continued, “As we move into 2026, our priorities remain squarely on accelerating profitable revenue growth, and at the same time, expanding our operating leverage. Our continued growth will be supported by an expanding installed base which we believe further strengthens our competitive moat and growth in our SaaS revenues.”

Fourth Quarter and Full Year 2025 Results Summary

Total revenue for the fourth quarter of 2025 was $36.5 million, an increase of approximately 3% from $35.4 million in the fourth quarter of 2024, representing the first quarter of year-over-year growth in the last seven quarters. Hosted services revenue was comprised of $15.4 million in SaaS revenue and $2.7 million of hub amortization revenue and totaled $18.1 million, a decrease of $0.7 million, or 4%, from $18.8 million in the prior year quarter. SaaS revenue increased 13% year-over-year and represented 42% of total revenue in the fourth quarter of 2025. Hardware revenue was $12.5 million, an increase of $2.1 million, or 20%, from $10.4 million in the prior year quarter. Professional services revenue was $5.9 million, a decrease of $0.3 million, or 6%, from $6.2 million in the fourth quarter of 2024. For the full year 2025, total revenue was $152.3 million, a decrease of approximately 13% from $174.9 million in fiscal year 2024. The year-over-year decline primarily reflects the Company’s continued transition away from bulk hardware transactions that were not aligned with customer implementation timelines. Hosted services revenue, including $57.8 million of SaaS revenue and $15.4 million of hub amortization revenue, was $73.2 million for the full year, and was flat compared to $73.2 million in fiscal year 2024. Hardware revenue for the full year was $58.0 million, a decrease of $24.8 million, or 30%, from $82.8 million in the prior year. Professional services revenue was $21.1 million, an increase of $2.3 million, or 12%, from $18.8 million in the prior year.

Hosted services reported revenue includes a non-cash hub amortization associated with non-distinct hubs sold in prior periods. Hub amortization totaled approximately $5.2 million in the fourth quarter of 2024 compared to $2.7 million in the fourth quarter of 2025, and $21.6 million for the full year 2024 compared to $15.4 million in fiscal year 2025. Hub amortization revenue is expected to further decrease to less than $5.0 million in 2026. Total revenue excluding hub amortization (or "Core Revenue") for the fourth quarter of 2025 was approximately $33.8 million compared to $30.2 million in the fourth quarter of 2024, representing growth of approximately 12%. For the full year 2025, Core Revenue was approximately $136.9 million compared to $153.3 million in fiscal year 2024, representing a decline of approximately 11%. The year-over-year decline for the year primarily reflects the Company's continued transition away from bulk hardware transactions that were not aligned with customer implementation timelines. We believe the concept of Core Revenue is more reflective of

Exhibit 99.1

the underlying volume of the Company's business as it excludes the impact of non-cash revenue from the amortization of hubs that were shipped up to four years ago.

SaaS revenue for the fourth quarter of 2025 was $15.4 million, an increase of approximately 13% compared to $13.6 million in the fourth quarter of 2024 and an 8% sequential increase from the third quarter of 2025. SaaS gross profit for the quarter was $14.4 million, an increase of approximately 12% year over year and 43% sequentially, reflecting improved cost discipline and operating leverage within the hosted services model. For the full year 2025, SaaS revenue was $57.8 million, an increase of approximately 12% compared to $51.6 million in fiscal year 2024. SaaS gross profit for the full year was $42.4 million, representing an 11% increase year over year. The continued growth in SaaS revenue and gross profit underscores the durability of the installed base and the expanding contribution of recurring, higher-margin revenue within the Company’s overall mix. SaaS revenue represented approximately 42% of the Company's total fourth quarter revenue in 2025, and approximately 38% of the Company's total revenue for the full year 2025.

Average Revenue Per Unit (“ARPU”) trends reflected continued stability within the installed base. SaaS ARPU was $5.83 in the fourth quarter of 2025 compared to $5.68 in the fourth quarter of 2024, representing an increase of approximately 3%. For the full year 2025, SaaS ARPU was $5.67 compared to $5.63 in fiscal year 2024, an increase of approximately 1%.

As of December 31, 2025, Units Deployed reached 890,870, an increase of 10% with 81,373 more units compared to December 31, 2024, reflecting continued expansion of our installed base. The Company had 20,800 New Units Deployed during the quarter, a 7% decrease from 22,459 New Units Deployed in the prior year quarter, reflecting the timing of customer implementation schedules. Units Booked in the fourth quarter 2025 totaled 25,634, representing a 24% increase over the fourth quarter of 2024, reflecting sustained customer demand and improved booking activity.

Total gross profit for the fourth quarter of 2025 was $14.1 million, compared to $10.2 million in the fourth quarter of 2024, with total gross margin expanding approximately 990 basis points to 38.6% from 28.7% in the prior year quarter. The improvement reflects the structural cost actions taken in the second half of 2025, improved operating discipline and a more favorable revenue mix. Hosted services gross profit increased to $13.7 million from $12.5 million in the prior year quarter, with hosted services gross margin expanding approximately 900 basis points to 75.7%, driven by SaaS growth and credits issued by service providers during the quarter. Professional services gross profit improved to approximately break-even (or $41K) compared to a loss of $(2.8) million in the fourth quarter of 2024, with gross margin improving more than 4,520 basis points year over year, reflecting improved ARPU, execution and efficiency. Hardware gross profit was $0.3 million compared to $0.4 million in the prior year quarter, with hardware gross margin declining modestly by approximately 120 basis points due to product mix and lower shipment volume associated with the continued transition away from bulk hardware transactions.

Exhibit 99.1

For the full year 2025, total gross profit was $49.9 million compared to $60.3 million in fiscal year 2024, with total gross margin of 32.7% compared to 34.5% in the prior year, a decline of approximately 180 basis points primarily reflecting lower hardware contribution due to changes in product mix. Hosted services gross profit increased to $49.8 million from $48.7 million, with gross margin expanding approximately 150 basis points to 68.0%, underscoring the durability and margin profile of the installed base. Professional services gross loss improved to $(5.0) million from $(12.4) million in the prior year, with gross margin improving approximately 4,190 basis points, reflecting operational efficiencies. The fourth quarter margin expansion, particularly within hosted services, supports the Company’s focus on increasing recurring revenue contribution and building a more scalable operating model.

In the fourth quarter of 2025, operating expenses were $18.0 million, a 22% decrease from $23.1 million in the same quarter from the prior year. For the full year, operating expenses were $88.9 million, a 13% decrease from $102.1 million in the prior year, primarily driven by cost alignment actions taken in the second half of 2025. Net loss improved in the fourth quarter 2025 by $8.2 million to $(3.2) million, from $(11.4) million in the same quarter prior year. For the full year 2025, net loss increased to $(60.6) million, from $(33.6) million in the prior year, primarily driven by a $24.9 million goodwill impairment charge recorded in the first quarter of 2025. Adjusted EBITDA improved meaningfully by 103% to $0.2 million for the fourth quarter 2025, from $(7.4) million in the same quarter prior year. For the full year 2025, Adjusted EBITDA decreased to $(16.4) million, from $(9.9) million in the prior year. Due to the cost alignment actions that the Company initiated during the course of 2025, SmartRent reduced its Adjusted EBITDA losses from $13.7 million in the first half of 2025 to $2.7 million in the second half of 2025.

Under the Company’s authorized $50 million share repurchase program, SmartRent repurchased approximately 5.1 million shares at an aggregate cost of $4.9 million in the year, leaving approximately $16.8 million available for future repurchases. The Company ended the quarter with a cash balance of approximately $105 million and no debt.

Exhibit 99.1

Key Operating Metrics

	For the three months ended December 31,
	2025	2024	% Change
Hardware
Hardware Units Shipped	20,003	24,189	-17%
Hardware ARPU	$625	$429	45%

Professional Services
New Units Deployed	20,800	22,459	-7%
Professional Services ARPU	$406	$450	-10%

Hosted Services
Units Deployed (1)	890,870	809,497	10%
Average aggregate units deployed	880,550	798,268	10%
SaaS ARPU	$5.83	$5.68	3%

Bookings
Units Booked	25,634	20,641	24%
Bookings (in 000's)	$34,055	$29,982	14%
Units Booked SaaS ARPU	$7.64	$8.49	-10%
(1) As of the last date of the quarter

Conference Call Information

SmartRent is hosting a conference call today, March 4, 2026, at 11:30 a.m. ET to discuss its financial results. To join the call, please register on the Company’s investor relations website here. A copy of the Company's earnings presentation is available on the Investor Relations section of SmartRent’s website.

About SmartRent

Founded in 2017, SmartRent, Inc. (NYSE: SMRT) is a leading provider of smart communities solutions and smart operations solutions to the rental housing industry. SmartRent’s end-to-end ecosystem powers smarter living and working in rental housing by automating operations, protecting assets, reducing energy consumption and more. The Company’s differentiators - purpose-built software and hardware, and end-to-end implementation and support - create an exceptional experience, with 15 of the top 20 multifamily operators and millions of users leveraging SMRT solutions daily. For more information, please visit smartrent.com.

Exhibit 99.1

Forward-Looking Statements

This press release contains forward-looking statements which address the Company's expected future business and financial performance and results, areas of focus, including our operations, approach to operational and financial discipline, cost reduction, expected growth, strategy, performance, financial review, product portfolio enhancements, expansion plans, and other future events and forward-looking statements. Forward-looking statements may contain words such as "goal," "target," "future," "estimate," "expect," "anticipate," "intend," "plan," "believe," "seek," "project," "may," "should," "will" or similar expressions. Examples of forward-looking statements include, among others, statements regarding the expected financial results, product portfolio enhancements, expansion plans and opportunities and earnings guidance related to financial and operational metrics. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Some of the factors that could cause actual results to differ materially from those expressed or implied by the forward-looking statements include, among other things, our ability to: (1) accelerate adoption of our products and services; (2) anticipate the uncertainties inherent in the development of new business lines and business strategies; (3) manage risks associated with our third-party suppliers and manufacturers and partners for our products; (4) manage risks associated with adverse macroeconomic conditions, including inflation, slower growth or recession, barriers to trade, changes to fiscal and monetary policy, tighter credit, higher interest rates, high unemployment, and currency fluctuations; (5) attract, train, and retain effective officers, key employees and directors and manage risks associated with the leadership transition; (6) develop, design, manufacture, and sell products and services that are differentiated from those of competitors; (7) realize the benefits expected from our acquisitions; (8) acquire or make investments in other businesses, patents, technologies, products or services to grow the business; (9) successfully pursue, defend, resolve or anticipate the outcome of pending or future litigation matters; (10) comply with laws and regulations applicable to our business, including privacy regulations; (11) realize the benefits expected from our stock repurchase program; and (12) maintain key strategic relationships with partners and distributors. The forward-looking statements herein represent the judgment of the Company, as of the date of this release, and SmartRent disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in the Company's other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand the Company's reported financial results and our business outlook for future periods.

Use of Non-GAAP Financial Measures

In addition to disclosing financial results that are determined in accordance with GAAP, SmartRent also discloses certain non-GAAP financial measures in this press release, including EBITDA, Adjusted EBITDA and Core Revenue. These financial measures are not recognized measures under GAAP and should not be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Exhibit 99.1

All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures - these non-GAAP financial measures are not intended to supersede or replace our GAAP results.

We define EBITDA as net income (loss) computed in accordance with GAAP before interest income, net, income tax expense (benefit) and depreciation and amortization. We define Adjusted EBITDA as EBITDA before expenses related to non-recurring legal matters, stock-based compensation expense, impairment of investment in non-affiliate, goodwill impairment, inventory write-offs, non-recurring warranty provisions, other acquisition expenses, and other expenses caused by non-recurring, or unusual, events that are not indicative of our ongoing business.

We define Core Revenue as total revenue excluding hub amortization.

EBITDA, Adjusted EBITDA and Core Revenue may be determined or calculated differently by other companies. Reconciliations of these non-GAAP measures to the most directly comparable GAAP financial measures have been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliations.

EBITDA, Adjusted EBITDA and Core Revenue are not used as measures of SmartRent’s liquidity and should not be considered alternatives to net income or loss or any other measure of financial performance presented in accordance with GAAP.

SmartRent’s management uses EBITDA and Adjusted EBITDA in a number of ways to assess the Company’s financial and operating performance and believes that these measures provide useful information to investors regarding financial and business trends related to SmartRent’s results of operations. EBITDA and Adjusted EBITDA are also used to identify certain expenses and make decisions designed to help SmartRent meet its identified financial and operational goals and to optimize its financial performance, while neutralizing the impact of some expenses included in our operating results which could otherwise mask underlying trends in its business. SmartRent’s management believes that investors are provided with a more meaningful understanding of SmartRent’s ongoing operating performance when non-GAAP financial information is viewed with GAAP financial information.

SmartRent's management believes Core Revenue more accurately reflects the underlying volume of the business as it excludes non-cash revenue from hubs shipped in prior years.

Financial and Operating Metrics Defined

SmartRent regularly monitors several financial and operating metrics including the following which the Company believes are key measures of its growth, to evaluate its operating performance, identify trends affecting its business, formulate business plans, measure its progress, and make strategic decisions. These metrics may not provide accurate predictions of future GAAP financial results.

Exhibit 99.1

Units Deployed is defined as the aggregate number of Hub Devices that have been installed (including customer self-installations) and have an active subscription as of a stated measurement date.

New Units Deployed is defined as the aggregate number of Hub Devices that were installed (including customer self-installations) and resulted in a new active subscription during a stated measurement period.

Units Shipped is defined as the aggregate number of Hub Devices that have been shipped to customers during a stated measurement period.

Units Booked is defined as the aggregate number of Hub Device units subject to binding orders executed during a stated measurement period that are expected to result in a New Unit Deployed. The Company utilizes the concept of Units Booked to measure estimated near-term resource demand and the resulting approximate range of post-delivery revenue that it will earn and record. Units Booked represent binding orders only.

Bookings represent the contract value of hardware, professional services, and the first year of ARR for binding orders executed during a stated measurement period, including renewals and upgrades.

Annual Recurring Revenue (“ARR”) is defined as the annualized value of our SaaS Revenue earned in the current quarter, which we calculate by taking the total amount of SaaS Revenue in the current quarter and multiplying that amount by four.

SaaS Revenue is defined as subscription revenue from fees paid by customers for access to one or more of SmartRent's software applications, including access controls, asset monitoring and related services, and our Community WiFi solution.

Average Revenue per Unit (“ARPU”) is used to assess the growth and health of the overall business and reflects our ability to acquire, retain, engage and monetize our customers, and thereby drive revenue. Each revenue stream ARPU is calculated as follows:

Hardware ARPU is total hardware revenue during a given period divided by the total Units Shipped during the same period.

Professional Services ARPU is total professional services revenue during a given period divided by the total New Units Deployed, excluding customer self-installations, during the same period.

SaaS ARPU is total SaaS Revenue during a given period divided by the average aggregate Units Deployed in the same period divided by the number of months in the period.

Units Booked SaaS ARPU is the first year ARR for binding orders with Units Booked executed during the stated measurement period divided by the total Units Booked in the same period divided by the number of months in the period.

Exhibit 99.1

Property Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to properties which had SaaS Revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same properties. Property Net Revenue Retention includes additions to revenue from price increases on existing products, additions of new products at existing properties and transfers of ownership, offset by any reductions in revenue caused by cancellations or downgrades.

Customer Net Revenue Retention is defined as SaaS Revenue at the end of the current period related to customers which had SaaS Revenue at the end of the same period in the prior year, divided by SaaS Revenue at the end of the same period in the prior year for those same customers. A customer with SaaS Revenue is defined as an entity that has an active subscription during the stated period. Customer Net Revenue Retention includes additions to revenue from transfers of ownership, price increases on existing products and additions of new products at existing properties, offset by any reductions in revenue caused by cancellations or downgrades.

Customer Churn is defined as cancelled deployed units during the measurement period divided by Units Deployed as of the beginning of the measurement period.

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except per share amounts)

	For the three months ended December 31,		For the years ended December 31,
	2025	2024	2025	2024	2023
Revenue
Hardware	$12,494	$10,384	$57,973	$82,844	$137,201
Professional services	5,878	6,221	21,133	18,803	35,473
Hosted services	18,100	18,763	73,220	73,238	64,164
Total revenue	36,472	35,368	152,326	174,885	236,838

Cost of revenue
Hardware	12,165	9,988	52,829	58,833	108,780
Professional services	5,837	9,003	26,167	31,160	55,495
Hosted services	4,400	6,224	23,461	24,554	23,034
Total cost of revenue	22,402	25,215	102,457	114,547	187,309

Operating expense
Research and development	5,352	6,927	26,224	29,369	28,805
Sales and marketing	3,952	4,732	19,451	18,446	19,209
General and administrative	8,741	11,452	43,241	54,295	44,674
Total operating expense	18,045	23,111	88,916	102,110	92,688

Impairment charge	-	-	24,929	-	-

Loss from operations	(3,975)	(12,958)	(63,976)	(41,772)	(43,159)

Interest income	1,196	1,636	4,299	8,642	8,977
Interest expense	(378)	(112)	(378)	(400)	(397)
Other (expense) income, net	(177)	147	(462)	154	(116)
Loss before income taxes	(3,334)	(11,287)	(60,517)	(33,376)	(34,695)

Income tax expense (benefit)	(90)	136	41	267	(108)
Net loss	(3,244)	(11,423)	(60,558)	(33,643)	(34,587)
Other comprehensive loss
Foreign currency translation adjustment	(260)	(147)	461	118	(40)
Comprehensive loss	(3,504)	(11,570)	(60,097)	(33,525)	(34,627)
Net loss per common share
Basic and diluted	$(0.02)	$(0.06)	$(0.32)	$(0.17)	$(0.17)
Weighted-average number of shares used in computing net loss per share
Basic and diluted	189,217	198,731	189,679	199,181	200,700

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	As of
	December 31, 2025	December 31, 2024
ASSETS
Current assets
Cash and cash equivalents	$104,550	$142,482
Accounts receivable, net	47,401	59,299
Inventory	26,670	35,261
Deferred cost of revenue, current portion	3,068	8,727
Prepaid expenses and other current assets	6,189	11,881
Total current assets	187,878	257,650
Property and equipment, net	5,121	2,451
Deferred cost of revenue	121	3,073
Goodwill	92,339	117,268
Intangible assets, net	19,501	23,375
Other long-term assets	15,965	16,359
Total assets	$320,925	$420,176

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$13,012	$8,716
Accrued expenses and other current liabilities	14,040	27,245
Deferred revenue, current portion	32,966	35,071
Total current liabilities	60,018	71,032
Deferred revenue	22,968	52,588
Other long-term liabilities	5,800	7,121
Total liabilities	88,786	130,741

Commitments and contingencies
Convertible preferred stock, $0.0001 par value; 50,000 shares authorized as of December 31, 2025 and December 31, 2024; no shares of preferred stock issued and outstanding as of December 31, 2025 and December 31, 2024	-	-

Stockholders' equity
Class A common stock, $0.0001 par value; 500,000 shares authorized as of December 31, 2025 and December 31, 2024, respectively; 189,677 and 192,049 shares issued and outstanding as of December 31, 2025 and December 31, 2024, respectively	19	19
Additional paid-in capital	645,051	637,361
Accumulated deficit	(413,294)	(347,847)
Accumulated other comprehensive loss	363	(98)
Total stockholders' equity	232,139	289,435
Total liabilities, convertible preferred stock and stockholders' equity	$320,925	$420,176

Exhibit 99.1

SMARTRENT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the years ended December 31,
	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(60,558)	$(33,643)	$(34,587)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	8,430	6,495	5,533
Impairment of investment in non-affiliate	-	2,250
Goodwill impairment	24,929	-	-
Non-employee warrant expense	-	-	(193)
(Recovery of) provision for warranty expense	(663)	(1,295)	2,135
Non-cash lease expense	999	1,443	1,104
Stock-based compensation related to acquisition	-	-	109
Stock-based compensation	8,779	12,071	13,162
Compensation expense related to acquisition	-	-	2,057
Change in fair value of earnout related to acquisition	(294)	(960)	412
Non-cash interest expense	138	146	139
Provision for excess and obsolete inventory	4,165	2,606	2,494
(Recovery of) Provision for expected credit losses	(666)	1,436	819
Non-cash legal expense	-	4,955	-
Change in operating assets and liabilities
Accounts receivable	12,915	1,101	(177)
Inventory	4,496	(1,279)	31,689
Deferred cost of revenue	8,611	11,245	13,003
Prepaid expenses and other assets	6,568	4,541	838
Accounts payable	4,190	(6,402)	(3,484)
Accrued expenses and other liabilities	(11,289)	(658)	(11,046)
Deferred revenue	(31,733)	(35,497)	(16,800)
Lease liabilities	(592)	(1,468)	(1,226)
Net cash (used in) provided by operating activities	(21,575)	(32,913)	5,981
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for investment in non-affiliate	-	-	(2,250)
Purchase of property and equipment	(3,553)	(1,767)	(147)
Capitalized software costs	(5,072)	(5,832)	(3,626)
Net cash used in investing activities	(8,625)	(7,599)	(6,023)
CASH FLOWS FROM FINANCING ACTIVITIES
Payments for repurchases of Class A common stock	(4,889)	(28,566)	-
Proceeds from options exercise	-	(1,496)	913
Proceeds from ESPP purchases	285	586	809
Taxes paid related to net share settlements of stock-based compensation awards	(1,374)	(1,956)	(1,925)
Payment of earnout related to acquisition	(1,466)	(1,530)	(1,702)
Net cash used in financing activities	(7,444)	(32,962)	(1,905)
Effect of exchange rate changes on cash and cash equivalents	(288)	247	(57)
Net decrease in cash, cash equivalents, and restricted cash	(37,932)	(73,227)	(2,004)
Cash, cash equivalents, and restricted cash - beginning of period	142,482	215,709	217,713
Cash, cash equivalents, and restricted cash - end of period	$104,550	$142,482	$215,709

Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$104,550	$142,482	$215,214
Restricted cash, current portion	-	-	495
Total cash, cash equivalents, and restricted cash	$104,550	$142,482	$215,709

Exhibit 99.1

SMARTRENT, INC.

RECONCILIATION OF NON-GAAP MEASURES

	For the three months ended December 31,		For the years ended December 31,
	2025	2024	2025	2024	2023
	(dollars in thousands)		(dollars in thousands)
Net loss	$(3,244)	$(11,423)	$(60,558)	$(33,643)	$(34,587)
Interest income, net	(818)	(1,524)	(3,921)	(8,242)	(8,580)
Income tax expense (benefit)	(90)	136	41	267	(108)
Depreciation and amortization	2,220	1,765	8,430	6,495	5,533
EBITDA	(1,932)	(11,046)	(56,008)	(35,123)	(37,742)
Legal matters	31	700	1,892	8,325	-
Stock-based compensation	1,698	2,548	8,779	10,766	13,271
Impairment of investment in non-affiliate	-	-	-	2,250	-
Goodwill impairment	-	-	24,929	-	-
Inventory write-off	-	-	1,794	-	-
Non-employee warrant expense	-	-	-	-	(193)
Non-recurring warranty provision	-	350	(500)	291	1,746
Compensation expense in connection with acquisitions	-	-	-	-	2,010
Other acquisition expenses	-	(978)	(231)	(725)	651
Other non-operating expenses	417	1,068	2,912	4,334	1,070
Adjusted EBITDA	$214	$(7,358)	$(16,433)	$(9,882)	$(19,187)

	For the three months ended December 31,		For the years ended December 31,
	2025	2024	2025	2024	2023
	(dollars in thousands)		(dollars in thousands)
Total revenue	$36,472	$35,368	$152,326	$174,885	$236,838
Hub amortization revenue	(2,694)	(5,166)	(15,396)	(21,600)	(23,096)
Total core revenue	$33,778	$30,202	$136,930	$153,285	$213,742

Investor Contact

Kelly Reisdorf
Head of Investor Relations

investors@smartrent.com

Media Contact

Amanda Chavez
Vice President, Corporate Communications
media@smartrent.com